UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 1 )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Navigant Consulting, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 30, 2006

Dear Shareholder:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Navigant Consulting, Inc., which will be held at The Chicago Club, 81 East Van Buren, Chicago, Illinois, 60605 on Wednesday, May 3, 2006, at 9:00 a.m. Central Time. I look forward to greeting as many of our shareholders as possible.

Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign and date the enclosed proxy card and promptly return it in the enclosed envelope so that your shares will be represented at the meeting. You may also vote your shares over the Internet. If you so desire, you may withdraw your proxy and vote in person at the meeting.

We look forward to meeting those of you who will be able to attend the meeting.

Sincerely,

William M. Goodyear

Chairman of the Board and

Chief Executive Officer

615 North Wabash Avenue

Chicago, Illinois 60611

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD WEDNESDAY, MAY 3, 2006

To the Shareholders of Navigant Consulting, Inc.:

We will hold the Annual Meeting of Shareholders of Navigant Consulting, Inc. (the “Company”) at The Chicago Club, 81 East Van Buren, Chicago, Illinois 60605 on Wednesday, May 3, 2006 at 9:00 a.m. Central Time. The purposes of the meeting are to:

1. Elect two Directors to our Board of Directors to serve for a term of three years;

2. Approval of the Navigant Consulting, Inc. Employee Stock Purchase Plan to replace the Company’s current Employee Stock Purchase Plan, which is due to expire in 2007;

3. Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2006; and

4. Transact any other business properly brought before the meeting or any adjournments of the meeting.

If you were a shareholder of record at the close of business on March 13, 2006, you are entitled to notice of and to vote at the Annual Meeting.

IMPORTANT

Whether or not you expect to attend the meeting, we urge you to sign, date and otherwise complete the enclosed proxy card and return it promptly in the envelope provided. No postage is required if mailed in the United States. You may also vote over the Internet by following the instructions on the enclosed proxy card. Sending in your proxy will not prevent you from attending and personally voting your shares at the meeting because you have the right to revoke your proxy at any time before it is voted.

We have also enclosed Navigant Consulting, Inc.’s 2005 Annual Report to Shareholders, which includes the Form 10-K and the proxy statement, with this notice of Annual Meeting.

By order of the Board of Directors,

Philip P. Steptoe

Secretary

Chicago, Illinois

March 30, 2006

YOUR VOTE IS IMPORTANT.

PLEASE VOTE YOUR PROXY ON THE INTERNET BY VISITING

www.proxyvote.com

OR

MARK, SIGN, DATE AND RETURN YOUR PROXY CARD BY MAIL

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING

Navigant Consulting, Inc.

615 North Wabash Avenue

Chicago, Illinois 60611

PROXY STATEMENT

General

We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2006 Annual Meeting of Shareholders. We will hold the Annual Meeting on Wednesday, May 3, 2006, at 9:00 a.m. Central Time, at The Chicago Club, 81 East Van Buren, Chicago, Illinois 60605. We will begin mailing this proxy statement and the accompanying proxy card to shareholders beginning on or about March 30, 2006.

At the Annual Meeting, our shareholders will consider (1) the election of two Directors to our Board of Directors; (2) the approval of the Navigant Consulting, Inc. Employee Stock Purchase Plan to replace the current Employee Stock Purchase Plan, which is due to expire in 2007; and (3) the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2006. The Board of Directors does not know of any other matters that may properly be brought before the Annual Meeting. If other matters should properly come before the Annual Meeting, the persons named as proxies in the enclosed proxy card intend to vote or otherwise act on those matters in accordance with their best judgment.

“NAVIGANT” is a service mark of Navigant International, Inc. Navigant Consulting, Inc. (“NCI”) is not affiliated, associated, or in any way connected with Navigant International, Inc. and NCI’s use of “NAVIGANT” is made under license from Navigant International, Inc.

Proxy Solicitation

We will bear the expenses of this solicitation of proxies, including expenses of preparing and mailing this proxy statement. In addition to solicitation by mail, we may solicit proxies in person or by telephone, telegram or other means of communication by our officers, directors and employees, who will receive no additional compensation for, but may be reimbursed for their out-of-pocket expenses incurred in connection with, that solicitation. We will furnish copies of solicitation materials to brokerage firms, nominees, fiduciaries and custodians to forward to beneficial owners of shares held in their names and will reimburse brokerage firms and other persons representing beneficial owners of stock for their reasonable expenses in forwarding our solicitation materials to beneficial owners.

Shareholders Entitled to Vote and Voting Information

Only shareholders of record at the close of business on March 13, 2006, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Each share of our common stock, par value $0.001 per share, entitles the record holder to one vote on each matter to be voted on at the meeting. As of the record date, approximately 51,386,000 shares of our common stock were issued and outstanding. A majority of the shares of our common stock which are issued and outstanding and entitled to vote will constitute a quorum at the meeting.

Directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. The holders of a majority of the shares of common stock present in person or by proxy must vote in favor of the proposed Employee Stock Purchase Plan for it to be approved. Any other matters voted on at the meeting shall be determined by a majority of the votes cast.

If you mark “withhold authority” on your proxy card with respect to the election of a nominee for director, your vote will not count either “for” or “against” the nominee. If a broker or other person holding shares for you does not vote on a proposal (broker non-votes), your shares will not be counted in determining the number of votes cast. Abstentions, however, will be considered to be votes cast. Votes withheld, abstentions and broker non-votes will be counted in determining whether a quorum is present at the meeting.

If you do not give directions on your proxy card and you return the signed card, the persons named in the proxy card will vote the shares at their discretion on all matters.

If you vote by proxy, you may revoke that proxy at any time before it is voted by attending the meeting in person and voting in person, by sending us a proxy bearing a later date, or by filing with the Secretary of the Company a written revocation at the principal executive offices of Navigant Consulting, Inc., 615 North Wabash Avenue, Chicago, Illinois 60611.

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED AND SIGNED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, with a class of directors elected each year for a three-year term. At the Annual Meeting two Directors, Mr. Thomas A. Gildehaus and Mr. Peter B. Pond, have been nominated for election to the Board. The Directors elected at the Annual Meeting will serve for a term of three years and until their successors are elected and qualified. Such term will expire at our Annual Meeting of Shareholders to be held in 2009. The persons named as proxies will vote for Mr. Gildehaus and Mr. Pond for election to the Board unless the proxy card is marked otherwise.

If either Mr. Gildehaus or Mr. Pond becomes unable or unwilling to serve, proxies will be voted for election of a person designated by the Board. The Board knows of no reason why either Mr. Gildehaus or Mr. Pond should be unable or unwilling to serve.

The Board of Directors recommends that shareholders vote “FOR” Mr. Gildehaus and Mr. Pond.

A listing of the principal occupation, other major affiliations and age of the nominees for Director and the continuing Directors of the Company is set forth below:

Nominees for Election at this meeting to a Term Expiring at the Annual Meeting of Shareholders in 2009:

Thomas A. Gildehaus, 65, has served as a Director since October 2000. In recent years Mr. Gildehaus has served as Chairman of Southwest Supermarkets LLC of Phoenix, Arizona, Chairman and Chief Executive Officer of Northwestern Steel and Wire Company of Sterling, Illinois, and President and Chief Executive Officer of UNR Industries, Inc. of Chicago, Illinois. Prior to 1992, Mr. Gildehaus served ten years as Executive Vice President of Deere & Company in Moline, Illinois. In the 1970s, Mr. Gildehaus was Vice President of Temple, Barker & Sloane, a consulting firm in Lexington, Massachusetts. He is a director of Genesis Health Systems Inc, and Mercator Partners, LLC. He is also a trustee of the Figge Art Museum. Mr. Gildehaus is a graduate of Yale University and received a Master of Business Administration degree, with Distinction, from Harvard University.

Peter B. Pond, 61, has served as a Director since November 1996. Mr. Pond is the founder and General Partner of Alta Equity Partners, a venture capital firm. He formerly served as the Midwest Head of Investment Banking for Donaldson, Lufkin & Jenrette Securities Corporation from June 1991 to March 2000. Mr. Pond is Chairman of Maximus, Inc., a provider of program management and consulting services to state, county and local government health and human services agencies.

Directors Whose Terms Continue until the Annual Meeting of Shareholders in 2007:

James R. Thompson, 69, has served as a Director since August 1998. Governor Thompson was named Chairman of the Chicago law firm of Winston & Strawn in January 1993. He joined the firm in January 1991 as Chairman of the Executive Committee after serving four terms as Governor of the State of Illinois from 1977 until 1991. Prior to his terms as Governor, he served as U.S. Attorney for the Northern District of Illinois from 1971 to 1975. Governor Thompson served as the Chief of the Department of Law Enforcement and Public Protection in the Office of the Attorney General of Illinois, as an Associate Professor at Northwestern University School of Law, and as an Assistant State’s Attorney of Cook County. He is a former Chairman of the President’s Intelligence Oversight Board. Governor Thompson is currently a member of the Boards of Directors of FMC Corporation, FMC Technologies, Inc. and Maximus, Inc. He was also a member of the National Commission on Terrorist Attacks upon the United States.

Samuel K. Skinner, 67, has served as a Director since December 1999. Mr. Skinner is the retired Chief Executive Officer of U.S. Freightways Corporation, a transportation and logistics business. He currently serves as an Adjunct Professor of Management and Strategy at the Kellogg School of Management at Northwestern University. He is also Of Counsel to the law firm of Greenberg & Traurig, LLP. He formerly served as Co-Chairman of Hopkins & Sutter, a law firm based in Chicago. Mr. Skinner retired as President of Commonwealth Edison Company and its holding company, Unicom Corporation (now known as Exelon Corporation). Prior to joining Commonwealth Edison, he served as Chief of Staff to former President George Bush. Prior to his White House service, Mr. Skinner served in the President’s cabinet for nearly three years as Secretary of Transportation. From 1977 to 1989, Mr. Skinner practiced law as a senior partner in the Chicago law firm of Sidley & Austin (now Sidley Austin LLP). From 1984 to 1988, while practicing law full time, he also served as Chairman of the Regional Transportation Authority of Northeastern Illinois and was appointed by President Reagan as Chairman of the President’s Commission on Organized Crime. From 1968 to 1975, Mr. Skinner served in the office of the United States Attorney for the Northern District of Illinois and in 1977, President Ford appointed him United States Attorney, one of the few career prosecutors ever to hold such position. He is currently a member of the Boards of Directors of Midwest Air Group, Inc, Express Scripts, Diamond Cluster, Click Commerce and Dade Behring. Mr. Skinner is currently serving as a member of the United States Defense Base Realignment and Closure Commission.

Directors Whose Terms Continue until the Annual Meeting of Shareholders in 2008:

William M. Goodyear, 57, has served as a Director since December 1999. The Board of Directors elected him Chairman of the Board and Chief Executive Officer in May 2000 and subsequently elected him President. Mr. Goodyear relinquished the title of President with the election of Julie Howard as President of the Company by the Board of Directors in February 2006. He is past Chairman and former Chief Executive Officer of Bank of America, Illinois. In addition, he was President of the Bank of America’s Global Private Bank until January 1999. He was Vice Chairman and a member of the Board of Directors of Continental Bank, prior to the 1994 merger between Continental Bank Corporation and BankAmerica Corporation. Mr. Goodyear joined Continental Bank in 1972 and subsequently held a variety of assignments including corporate finance, corporate lending, trading and distribution. He was stationed in London from 1986 to 1991 where he was responsible for European and Asian Operations. Mr. Goodyear is currently a member of Chicago’s Commercial Club, the Board of Trustees of the Chicago Public Library Foundation and the Finance Council of the Archdiocese of Chicago. He is the Chairman of the Board of Trustees for the Museum of Science and Industry, a member of the Board of Trustees of the University of Notre Dame and serves on the Rush University Medical Center Board, where he chairs the Finance Committee. Mr. Goodyear is a Trustee of Equity Office Properties Trust, where he is Chairman of its Audit Committee.

Valerie B. Jarrett, 49, has served as a Director since April 2002. Ms. Jarrett is a Managing Director and the Executive Vice President of The Habitat Company, a premier developer and manager of residential apartments. The Habitat Company also provides residential and commercial brokerage services as well as corporate relocation services. Before joining The Habitat Company, Ms. Jarrett served eight years in the City of Chicago government, first as Deputy Corporation Counsel for Finance and Development, then as Deputy Chief of Staff for Mayor Richard Daley and finally, as Commissioner of the Department of Planning and Development. Prior to joining City government, Ms. Jarrett practiced law with two private law firms specializing in the area of commercial real estate. Ms. Jarrett is Chairman of The Chicago Stock Exchange and Vice Chairman of the University of Chicago Hospitals Board of Trustees. She also serves as a Director of USG Corporation, RREEF America, II, the Federal Reserve Bank of Chicago and The Joyce Foundation. Ms. Jarrett is a Trustee of the University of Chicago, the Museum of Science and Industry, and Window To The World Communications, Inc.

Board and Committee Meetings

The Board met eight times in 2005. All Directors attended at least 75% of the meetings of the Board and of the committees on which they served.

The Board of Directors has an Audit Committee which monitors the integrity of the Company’s financial statements, financial reporting process and internal controls regarding finance, accounting and legal compliance; monitors the independence and performance of our independent accountants; provides an avenue of communication among the independent accountants, management, including internal audit, and our Board of Directors; and monitors significant litigation and financial risk exposure. The members of the Audit Committee are Messrs. Gildehaus (Chairman), Pond and Skinner and Ms. Jarrett, each of whom is independent as defined by the listing standards of the New York Stock Exchange (“NYSE”) and applicable Securities and Exchange Commission (“SEC”) rules. The Board of Directors has determined that Mr. Gildehaus meets the criteria as an “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee met twelve times during 2005.

The Board of Directors has a Compensation Committee which reviews and monitors matters related to management development and succession; develops and implements executive compensation policies and pay for performance criteria for the Company; reviews and approves the initial and annual base salaries, annual incentive bonus and all long-term incentive awards of our Chairman of the Board and Chief Executive Officer; reviews and approves such compensation arrangements for all corporate officers and certain other key employees; approves stock-related incentives under our stock incentive and executive compensation plans, and exercises all powers of the Board of Directors under those plans other than the power to amend or terminate those plans; reviews and approves material matters concerning our employee compensation and benefit plans; and carries out such responsibilities as have been delegated to it under various compensation and benefit plans and such other responsibilities with respect to our compensation matters as may be referred to it by our Board of Directors or management. The members of the Compensation Committee are Messrs. Skinner (Chairman), Gildehaus and Pond and Ms. Jarrett, each of whom is independent as defined by the listing standards of the NYSE. The Committee’s Report on Executive Compensation is included under the caption “Compensation Committee Report on Executive Compensation.” The Compensation Committee met three times during 2005.

The Board has a Nominating and Governance Committee which identifies individuals qualified to become Board members and recommends to the Board director nominees for election at the next Annual Meeting of Shareholders. The Nominating and Governance Committee has approved guidelines and charters for the Board and its committees, as well as a Code of Business Standards and Ethics, all of which are posted on the Company’s website (www.navigantconsulting.com). Copies of those documents are available upon request as described under “Other Information.” The members of the Nominating and Governance Committee are Ms. Jarrett (Chairman), Mr. Skinner and Mr. Gildehaus, each of whom is independent as defined by the listing standards of the NYSE. The Nominating and Governance Committee met two times during 2005.

The Board of Directors has an Executive Committee, which can act in lieu of the Board of Directors as necessary. The members of the Executive Committee are Messrs. Goodyear (Chairman) and Skinner and Governor Thompson. The Executive Committee did not meet in 2005. Governor Thompson serves as the Board’s Presiding Director.

While the Company has no formal policy regarding attendance by Directors at the Annual Meeting of Shareholders, the Company encourages its Directors to attend. With the exception of Mr. Skinner, who was serving on the Defense Base Closure Realignment Commission, all of the Directors attended the 2005 Annual Meeting of Shareholders.

Director Compensation

Each non-employee Director is paid an annual retainer of $40,000 and a fee of $1,500 for each Board meeting or Committee meeting attended, except that members of the Audit Committee are paid $2,000 per Committee meeting attended. Each Committee Chairman is paid an additional annual retainer of $10,000, except that the additional annual retainer for the Chairman of the Audit Committee is $20,000. All Directors are reimbursed for travel expenses incurred in connection with attending Board and Committee meetings.

Each non-employee Director makes an election to receive his or her annual retainer in the form of either cash or stock options to purchase shares in the Company. The number of stock options received is determined by dividing the annual retainer by the market price on the date of grant in January of each year. Such stock options become fully exercisable on the first anniversary of the grant date.

Under the Company’s Long-Term Incentive Plan, the Compensation Committee has the flexibility each year to establish the equity component of non-employee Directors’ fees. For their service in 2005, non-employee Directors received an annual grant of 1,500 stock options and 3,500 shares of restricted stock. The stock options become fully exercisable and the restricted stock vests one year after the grant date. A non-employee Director elected for the first time will receive a one-time grant of an option to purchase 3,750 shares and 6,750 shares of restricted stock, in each case vesting pro rata over a three year period. In addition, the Compensation Committee also established equity ownership guidelines for non-employee Directors and associated time periods for compliance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Governor Thompson, one of our Directors, is Chairman of the law firm of Winston & Strawn. Winston & Strawn has provided us in the past and may provide us in the future with legal representation.

Our President and Chief Operating Officer, Julie Howard, has a sister who was employed prior to February 2006 by the Company as a manager. Ms. Howard’s sister’s total compensation in 2005 was approximately $79,000.

AUDIT COMMITTEE REPORT

Our Committee has reviewed and discussed with management of the Company the audited financial statements of the Company as of and for the year ended December 31, 2005 (the “Audited Financial Statements”). In addition, we have discussed with KPMG LLP, the independent registered public accounting firm for the Company, the matters required by Statement on Auditing Standards No. 61, as amended. The Committee also has received the written disclosures from KPMG LLP required by Independence Standards Board Standard No. 1, and we have discussed with that firm its independence from the Company. We also have discussed with the management of the Company, including internal audit, and KPMG LLP such other matters and received such assurances from them as we deemed appropriate. Based on the foregoing review and discussions and relying thereon, we have recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. The Committee appointed KPMG LLP to act as the Company’s independent registered public accounting firm for 2006, subject to agreement on fees.1

AUDIT COMMITTEE

Thomas A. Gildehaus, Chairman

Valerie B. Jarrett

Peter B. Pond

Samuel K. Skinner

1	Pursuant to regulations promulgated by the Securities and Exchange Commission, neither the “Audit Committee Report,” the “Compensation Committee Report on Executive Compensation” nor the material under the caption “Shareholder Return Performance Graph” shall be deemed to be soliciting material or to be filed with the Securities and Exchange Commission for purposes of the Securities Exchange Act of 1934, as amended, nor shall such report or such material be deemed to be incorporated by reference in any past or future filing by the Company under that Act or the Securities Act of 1933, as amended.

NOMINATING AND GOVERNANCE COMMITTEE REPORT

The Committee monitors and reviews new SEC rules and NYSE corporate governance standards as they are proposed, revised and adopted. The Committee approved corporate guidelines and committee charters that are intended to ensure compliance with the SEC rules and NYSE listing standards. Copies of these guidelines and charters are posted on the Company’s website, www.navigantconsulting.com. In addition, the Committee approved a Code of Business Standards and Ethics (the “Code”), which is also posted on the Company’s website.

The Committee reviews and makes recommendations to the Board as to whether individual directors are “independent” for purposes of applicable SEC corporate governance rules and NYSE listing standards. The Committee’s review is based on all relevant facts and circumstances, as well as applicable criteria set forth in applicable SEC rules and NYSE listing standards. In addition, the Committee has developed certain “categorical standards” describing certain relationships that are considered immaterial and do not preclude a finding of “independence.”

The following relationships are considered immaterial and do not preclude a finding of “independence”:

1.	The Director is affiliated with or employed by a company, partnership or other entity that receives payments from the Company for services in an amount which, in the current fiscal year, does not exceed the greater of (a) $1 million or (b) two percent of such other company’s consolidated gross revenues, provided, however, that solely for purposes of determining “audit committee independence,” a director may not accept, directly or indirectly, a consulting, advisory or other compensatory fee from the Company in any amount (other than Director’s and committee fees).

2.	The Director is an employee, officer or director of a foundation, university or other non-profit organization to which the Company gives directly, or indirectly through the provision of services, less than $250,000 during the year in question.

3.	In addition, in any cases where payments are made by the Company “indirectly” to an immediate family member, as for example fees paid to a law firm in which such immediate family member is a partner, if such immediate family member disclaims and does not accept any share of such Company payments, the Board will not consider that such payments preclude the Director from being considered “independent” for all purposes, including service on the Company’s Audit Committee.

A copy of these categorical standards is posted on the Company’s website. Based on this review, the Committee has found and the Board has affirmed that all of the Company’s current Directors except for Mr. Goodyear are “independent” within the meaning of the NYSE listing standards, and that all of the members of the Company’s Audit Committee meet the SEC’s more stringent standards for audit committee independence.

In February 2006, the Committee recommended to the Board that Mr. Gildehaus and Mr. Pond be reelected to the Company’s Board of Directors to serve a term of three years. In considering the qualifications of future candidates for election to the Board of Directors, the Committee will consider all relevant factors, including judgment, character, reputation, education and experience, in relation to the qualifications of any alternate candidates and in relation to the particular needs of the Board, its committees and the Company as they exist at the time such candidates are considered. The Committee values diversity, including gender and race. The Committee will also consider each candidate’s relationships, if any, with the Company, its Directors, officers, employees and shareholders, as well as any applicable criteria set forth in SEC rules, NYSE listing standards, and Delaware law. The Committee has not paid a fee to any third party to identify or evaluate potential nominees. The Committee will consider nominees for director recommended by shareholders on the same basis as candidates identified by the Committee, provided that the nominations are received by the Committee within the time frame established by the Company’s By-laws for nominations by shareholders of director candidates described under “Shareholder Proposals for the 2006 Proxy Statement.” Recommendations should be sent to Navigant Consulting, Inc., 615 North Wabash Avenue, Chicago, Illinois 60611, Attention: Corporate Secretary.

NOMINATING AND GOVERNANCE COMMITTEE

Valerie B. Jarrett, Chairman

Thomas A. Gildehaus

Samuel K. Skinner

PROPOSAL 2:

APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN

Exhibit A to this proxy statement contains a proposed new Employee Stock Purchase Plan (the “ESPP”). If shareholder approval is received, the ESPP will be adopted by the Company. The following is a summary of the ESPP and is qualified in its entirety by reference to the full text of Exhibit A.

The Company’s current employee stock purchase plan will expire on March 14, 2007. The Board of Directors believes that the replacement of the current plan with a new employee stock purchase plan is in the best interests of the Company and its shareholders. The ESPP will help give the Company the ongoing ability to attract and retain the employee and management talent necessary for the Company’s continued success.

Description of the ESPP

Our current employee stock purchase plan was adopted by our Board of Directors on March 14, 1997 and was approved by the Company’s shareholders on May 21, 1997. The plan was amended from time to time and will expire by its terms on March 14, 2007, ten years after its adoption by the Board. The replacement of the current plan with the new ESPP will enable eligible employees to continue to acquire a proprietary interest in the Company by purchasing shares of the Company’s common stock through payroll deductions.

The new ESPP was adopted by our Board of Directors on February 21, 2006 and, if approved by shareholders, will become effective on January 1, 2007. The new ESPP will expire on the date that all of the shares available under the ESPP are issued to employees.

The maximum number of shares of our common stock that can be issued under the ESPP is 2,500,000 shares, subject to adjustment as described in the next sentence. In the event the Company pays a stock dividend or makes a distribution of shares, or splits up, combines, reclassifies or substitutes other securities for its outstanding shares of common stock, the Compensation Committee of the Board of Directors (the “Committee”) will make an appropriate adjustment to the number of shares that may be purchased under the ESPP.

The ESPP will be administered by the Committee, which will have full power to construe and interpret the ESPP, and to establish and amend rules and regulations for its administration. The Committee also will have full authority to correct any defect or reconcile any inconsistency in the ESPP, and its decisions are final, conclusive and binding.

All employees of the Company and, if designated by the Board of Directors, its subsidiaries whose customary employment exceeds twenty hours per week are eligible to participate in the ESPP. An employee may not purchase common stock under the ESPP if after that purchase the employee would own 5% or more of the combined voting power or value of all classes of stock of the Company or any of its subsidiaries. In addition, no employee may acquire rights to purchase common stock under the ESPP at a rate which exceeds $25,000 of fair market value of such common stock during a calendar year, to be determined in the manner provided by the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”).

An eligible employee may become a participant in the ESPP by authorizing a payroll deduction on a form provided by the Committee. A request for payroll deductions by a participant will be effective the next Offering Date following the delivery of the authorization form to the Committee, provided that if the authorization form is delivered to the Committee less than 15 days prior to the Offering Date, it will become effective on the next Offering Date that is 15 or more days following delivery of the authorization form to the Committee. For purposes of the ESPP, “Offering Date” is defined as the date on which the Committee grants an eligible employee the right to purchase shares of common stock. A participant may elect to have deductions made from his or her pay on each payday at a whole number percentage rate between 1% and 15% of the compensation that he or she is entitled to receive. The deduction rate may be reduced or increased at any time during any “Offering Period” (the period between the Offering Date and the date on which the shares of common stock are to be purchased) by filing an authorization form with the Committee. Regardless of the level of deductions an employee elects, an employee may not purchase more than 7,000 shares of common stock during any Offering Period.

Unless the Committee otherwise determines, the amount withheld from the compensation of each participant during any payroll period will be forwarded to an agent appointed by the Committee. The agent will then purchase the Company’s common stock periodically, and any shares so purchased will be held by the agent, subject to a participant’s withdrawal or termination as discussed below. Cash dividends that are paid on common stock held by the ESPP will be used to purchase additional shares of the company’s common stock. Any administrative or commission expenses incurred, or fees charged, by the agent will be paid by the Company. The purchase price of the common stock to be purchased with participants’ payroll deductions will be equal to 85% of the fair market value of the common stock on the date the common stock is purchased. The fair market value of the common stock on a given date will be determined by the Committee based upon the reported closing sales price of the common stock on such date.

If the limit on the number of shares of common stock available to be purchased under the ESPP is reached, then the last purchase of common stock will be allocated among the participants pro rata based upon the number of shares that would have been purchased under the ESPP without the limitation.

A participant may elect to withdraw his or her shares or any cash credited to his or her account at any time. All of the cash deposits returned to the participant will be paid to him or her promptly after receipt of the notice of the withdrawal, without interest. Shares of common stock to be delivered to the participant will be registered in his or her name, or if the participant directs in writing to the Committee, in the name of the participant and the person designated by the participant, and will be delivered to the participant as soon as practicable after the request for withdrawal. If the participant wishes to sell shares of the common stock in his or her account, he or she may notify the Committee to sell the same, in which event all commission costs incurred in connection with the sale of the shares of common stock will be paid by the participant.

A participant may elect to stop participating in the ESPP at any time by notifying the Committee. As soon as practicable after the notice is received by the Committee, the participant will receive a distribution of all of his or her accumulated payroll deductions, without interest. If the participant stops participating in the ESPP, no further payroll deductions will be made on his or her behalf, except upon the filing of a new authorization form. Upon ceasing participation in the ESPP, a participant may reenter the ESPP on any subsequent Offering Date.

An employee must be employed by the Company or a subsidiary on the date the common stock is purchased in order to participate in the purchase for that Offering Period. If a participant becomes ineligible to participate in the ESPP at any time, all payroll deductions made on his or her behalf that have not been used to purchase shares of common stock will be returned to the participant as soon as practicable. After ceasing participation in the ESPP, a participant may reenter the ESPP no earlier than the first Offering Date on which the participant is again eligible to participate in the ESPP.

The Committee may amend the ESPP in any respect except that the maximum number of shares available for purchase may not be increased (except upon stock splits and dividends, combinations and similar events) and the class of corporations whose employees are eligible to participate may not be modified without shareholder approval. The Committee may terminate the ESPP at any time.

Federal Income Tax Consequences

The following provides a general summary of the federal income tax consequences to the Company of the ESPP. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the ESPP. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

The ESPP is designed to qualify as an employee stock purchase plan under Section 423 of the Code. As a result, a participant in the ESPP will not recognize income and the Company will not be entitled to a deduction either at the time the participant elects to participate in the ESPP or at the time that the participant purchases common stock under the ESPP. When a participant sells or otherwise disposes of the common stock, the participant will recognize income. The character and amount of such income depends generally on the length of time such stock was held by the participant.

If an employee disposes of the common stock acquired under the ESPP after two years from the Offering Date and one year from the date the common stock was purchased, then the employee must treat as ordinary income the lesser of (i) the amount, if any, by which the fair market value of the common stock at the time of disposition exceeds the purchase price paid, or (ii) 15% of the fair market value of the common stock on the Offering Date. Any additional gain will be treated as long-term capital gain. The Company will not be allowed a deduction if the holding period requirements described in this paragraph are satisfied.

If an employee disposes of the common stock within two years from the Offering Date and one year from the date of purchase, then the employee must treat as ordinary income the excess of the fair market value of the common stock on the date of purchase over the purchase price. Any additional gain will be treated as long-term or short-term capital gain, depending upon whether the common stock was held for more than one year after the date of purchase. The Company will be entitled to a deduction equal to the ordinary income recognized by the employee.

The foregoing general tax discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to employees who participate in the ESPP. Employees are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the ESPP.

Vote Required; Directors’ Recommendation

The holders of a majority of the shares of common stock present in person or by proxy at the meeting must vote in favor of the proposed ESPP for it to be approved. The Board recommends that you vote “FOR” the approval of the ESPP.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

This report of the Compensation Committee describes the philosophy that underlies the cash and equity-based components of our executive compensation program. It also describes the details of each element of the program and the rationale for compensation paid to our Chief Executive Officer and other officers and key employees in general.

Compensation Philosophy and Objectives

The Committee believes that the compensation offered to the Company’s Chief Executive Officer, other officers and key employees must be sufficient to attract, retain and fairly compensate highly qualified individuals. Executive compensation should be competitive and based on overall financial results, individual contributions and teamwork, with the objective that a fair relationship exists between executive pay and the creation of shareholder value. The Committee, among other things, considers the performance of the Company’s operations, the compensation of officers and key employees of competitors and other companies, salary surveys of industry-related positions or positions at comparably sized companies and the salary history of the particular individual and other compensation then in place, including outstanding equity based awards.

The Committee determines compensation by using its subjective judgment and taking into account both qualitative and quantitative factors. No weights are assigned to such factors with respect to any compensation component. There is no singular objective formula by which compensation is determined and the decisions are ultimately subjective.

Annual Compensation

The compensation program has three elements:

•	annual base salary;

•	annual incentive compensation, which is based on certain performance objectives; and

•	equity awards under the Company’s incentive plans, which are based on both Company performance and individual performance.

Base Salary. Base salaries for the Chief Executive Officer, other officers and key employees are established based on the scope of the duties and responsibilities of each individual’s position. The base salary of the Chief Executive Officer is reviewed annually in accordance with his employment agreement. Mr. Goodyear’s employment agreement is described below in the section entitled “Management Compensation.” Typically, other officers and key employees also have employment agreements specifying base salaries that are reviewed annually.

Annual Incentive Compensation. The Board has previously approved a compensation program based on certain financial performance criteria, including revenue growth, profitability and percentage performance of target goals. After a review of the Company’s and individual performance, incentive compensation, if any, is paid to officers and employees in cash or restricted stock for the calendar year in which it was earned on or before March 15th of the following year. The incentive compensation is forfeited if an individual is not an active employee on the date incentive compensation is paid.

In 2004 the Company instituted a stock incentive program pursuant to which officers and senior employees will receive a specified portion of their annual incentive compensation in restricted stock in lieu of cash. The restricted stock is granted pursuant to the long-term incentive plan described below. Corporate officers, including the Chief Executive Officer, will receive 25% of their annual incentive compensation in the form of restricted stock with the option to take an additional 5% to 20% of their annual incentive compensation in restricted stock. The Company will grant an additional amount of restricted stock equal to a percentage of the value of the incentive compensation paid in restricted stock in lieu of cash. The Company has also established ownership guidelines for officers and senior employees as well as associated time periods for compliance.

Long-Term Incentive Plan. The Committee believes that equity compensation is an important component of the compensation offered by the Company and promotes long-term retention of its key employees, motivates high levels of performance and recognizes a key employee’s contributions to the success of the Company. In addition, equity compensation aligns management’s interests with those of our shareholders on a long-term basis.

The Committee recognizes that the Company conducts its business in an increasingly competitive environment. In order to remain competitive, it must employ the best and most talented key employees who possess demonstrated skills and experience. The Committee believes that equity compensation may give the Company an advantage in attracting and retaining such employees. The Committee also believes that the Company’s long-term incentive plan is an important feature of the Company’s executive compensation package. Under the plan, options, restricted stock and other forms of equity compensation may be granted to the Chief Executive Officer, other officers and key employees who are expected to make important contributions to the Company’s future success. In reviewing the size of such equity grants, the Committee focuses primarily on the Company’s performance and the perceived role of each person in accomplishing the Company’s performance objectives, as well as the satisfaction of individual performance objectives.

Policy on Deductibility of Compensation

Code Section 162(m) prohibits us from deducting for federal income tax purposes any amount paid in excess of $1,000,000 per year to our Chief Executive Officer or any of our four most highly paid executive officers, except that compensation above $1,000,000 may be deducted if it is “performance-based compensation” within the meaning of the Code. The Committee believes that the Company’s current compensation arrangements, which are primarily based on performance, are appropriate and in the Company’s and its shareholders’ best interests, without regard to tax considerations. Thus, if the tax laws or their interpretation change or other circumstances occur which might make some portion of the executive compensation non-deductible for federal tax purposes, the Committee does not plan to make significant changes in the basic philosophy and practices reflected in the Company’s executive compensation program.

Chief Executive Officer’s Compensation

The total compensation of Mr. Goodyear under his employment agreement and his annual incentive bonus approved by the Committee for 2005 are consistent with the compensation objectives described above. In particular, Mr. Goodyear’s annual incentive compensation for 2005 was determined by the Committee based on its review of the Company’s and Mr. Goodyear’s performance during 2005 and certain benchmarking information and recommendations provided by its compensation consultant. Mr. Goodyear’s employment agreement is described in detail in the section below entitled, “Management Compensation.”

COMPENSATION COMMITTEE

Samuel K. Skinner, Chairman

Thomas A. Gildehaus

Valerie B. Jarrett

Peter B. Pond

SHAREHOLDER RETURN PERFORMANCE GRAPH

The following graph compares the percentage change in the cumulative total shareholder return on our common stock against the New York Stock Exchange Market Index (the “NYSE Index”), the Peer Group described below and the peer group reported in our last proxy statement (the “Old Peer Group”). The graph assumes that $100 was invested on December 31, 2000 in each of our common stock, the NYSE Index, the Old Peer Group and the Peer Group. The graph also assumes that all dividends, if paid, were reinvested.

Note: The stock price performance shown below is not necessarily indicative of future price performance.

Measured Period	NYSE Index	Peer Group (a)	Old Peer Group (b)	Navigant Consulting, Inc.
FYE 12/31/00	$100.00	$100.00	$100.00	$100.00
FYE 12/31/01	91.09	130.15	129.35	144.24
FYE 12/31/02	74.41	136.69	138.07	154.73
FYE 12/31/03	96.39	139.58	139.18	494.62
FYE 12/31/04	108.85	168.63	158.56	697.61
FYE 12/31/05	117.84	168.99	159.84	576.45

Notes:

(a) The Peer Group consists of the following companies: ChoicePoint, Inc., CRA International Inc. (formerly known as Charles River Associates, Inc.), Gartner Group, Inc., FTI Consulting, Inc., Huron Consulting Group Inc., LECG Corporation and Resources Connection, Inc. The Peer Group and the Old Peer Group are weighted by market capitalization.

(b) The Old Peer Group consists of the same companies above, except that it does not include Resources Connection, Inc. In addition, the Old Peer Group includes META Group, Inc., which was acquired by Gartner Group, Inc. in 2005.

MANAGEMENT COMPENSATION

General

The following table sets forth compensation awarded or earned by the Chief Executive Officer and three other executive officers who earned more than $100,000 for 2005 (collectively, the “Executive Officers”).

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(5)	Restricted Stock Award(s) ($)(6)	Securities Underlying SARs/ Options (#)(7)	All Other Compensation ($)(8)
William M. Goodyear	2005	676,346	330,000	364,489	0	8,305
Chairman and Chief	2004	561,539	715,000	1,689,778	21,874	7,730
Executive Officer (1)	2003	500,000	440,000	485,997	0	7,422

Julie M. Howard	2005	442,116	337,500	151,885	0	5,568
President and	2004	396,154	325,000	1,076,734	10,937	5,513
Chief Operating Officer (2)	2003	278,846	165,000	182,241	0	5,375

Ben W. Perks	2005	384,346	123,750	136,691	0	7,747
Executive Vice President	2004	378,269	202,125	523,266	7,291	7,688
and Chief Financial Officer (3)	2003	350,000	178,750	197,437	0	7,476

Philip P. Steptoe	2005	275,135	14,250	6,401	0	5,721
Vice President, General	2004	270,192	82,500	166,136	1,823	5,704
Counsel and Secretary (4)	2003	250,000	125,000	0	0	5,652

(1)	See the discussion of Mr. Goodyear’s employment agreement under “Employment Agreements” below.
(2)	See the discussion of Ms. Howard’s employment agreement under “Employment Agreements” below.
(3)	See the discussion of Mr. Perks’ employment agreement under “Employment Agreements” below.
(4)	See the discussion of Mr. Steptoe’s employment agreement under “Employment Agreements” below.
(5)	Mr. Goodyear’s 2005 bonus was $600,000, which consisted of $330,000 in cash plus 18,735 shares of restricted stock. Ms. Howard’s 2005 bonus was $450,000 which consisted of $337,500 in cash plus 7,807 shares of restricted stock. Mr. Perks’ 2005 bonus was $225,000 which consisted of $123,750 in cash plus 7,026 shares of restricted stock. Mr. Steptoe’s 2005 bonus was $19,000, which consisted of $14,250 in cash plus 329 shares of restricted stock. For each of the Executive Officers, the portion of the bonus paid in cash is included under the “Bonus” column above and the portion of the bonus paid in shares of restricted stock is included under the “Restricted Stock Award(s)” column above.
(6)

For each of the Executive Officers, the portion of the bonus paid in shares of restricted stock is included in the “Restricted Stock Award(s)” column. This column includes for 2005 (i) 13,878, 5,783, 5,204, and 244 shares of restricted stock for Mr. Goodyear, Ms. Howard, Mr. Perks, and Mr. Steptoe respectively, which will vest six months after the March 15, 2006 date of grant; (ii) 4,857, 2,024, 1,822, and 85 shares of restricted stock for Mr. Goodyear, Ms. Howard, Mr. Perks, and Mr. Steptoe respectively, one third of which will vest every six months after the March 15, 2006 date of grant. This column includes for 2004 (i) 22,522, 6,367, 6,737 and 2,599 shares of restricted stock for Mr. Goodyear, Mr. Perks, Ms. Howard and Mr. Steptoe, respectively, which vested six months after the March 1, 2005 date of grant, (ii) 7,883, 2,228, 2,358 and 910 shares of restricted stock for Mr. Goodyear, Mr. Perks, Ms. Howard and Mr. Steptoe, respectively, one-third of which vested or will vest every six months after the March 1, 2005 date of grant, (iii) 34,649, 11,550, 17,324 and 2,887 shares of restricted stock for Mr. Goodyear, Mr. Perks, Ms. Howard and Mr. Steptoe, respectively, one-fourth of which vested or will vest every year after the March 1, 2005 date of grant, and (iv) 20,000 shares of restricted stock for Ms. Howard, which vested six months after the March 1,

2004 grant date. This column includes for 2003 (i) 18,438, 7,490 and 6,914 shares of restricted stock for Mr. Goodyear, Mr. Perks and Ms. Howard, respectively, which vested six months after the March 1, 2004 date of grant and (ii) 6,453, 2,622 and 2,420 shares of restricted stock for Mr. Goodyear, Mr. Perks and Ms. Howard, respectively, one-third of which vested every six months after the March 1, 2004 date of grant. In each of February 2004, February 2005 and March 2005 the Compensation Committee determined that corporate performance targets had been met and therefore accelerated the vesting of twenty-five percent of the restricted stock award for each Executive Officer. At December 31, 2005 Mr. Goodyear held 84,905 restricted shares, which were valued at $1,866,212 at December 31, 2005; Mr. Perks held 35,536 restricted shares, which were valued at $781,081 at December 31, 2005; Ms. Howard held 41,396 restricted shares, which were valued at $909,884 at December 31, 2005; and Mr. Steptoe held 14,744 restricted shares, which were valued at $324,703 at December 31, 2005.

(7)	The stock options listed above vest in four equal annual installments.
(8)	For each of the executive officers, $5,100 of the amounts reflected in this column represents matching payments under the Company’s 401(k) plan. The remaining amounts represent earnings associated with group life insurance.

Executive Option Grants

The following table sets forth the stock option grants we made to each of the Executive Officers in 2005.

Options Grants in 2005

Individual Grants

Name	Number of Securities Underlying Options/SARs Granted (#)(1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year 2005	Exercise Price Per Share	Expiration Date	Grant Date Value (2)
William M. Goodyear	21,874	33.9%	$25.97	3/1/11	$306,196
Julie M. Howard	10,937	16.9%	$25.97	3/1/11	$153,098
Ben W. Perks	7,291	11.3%	$25.97	3/1/11	$102,060
Philip P. Steptoe	1,823	2.8%	$25.97	3/1/11	$25,518

(1)	The options were granted on March 1, 2005 with exercise prices equal to the fair market value of common stock on that date in accordance with the 2004 Incentive Compensation Stock Program. The options will vest 25% per year on March 1, 2006, 2007, 2008 and 2009.
(2)	The fair value of the option grant is estimated as of the date of grant using the Black-Scholes option pricing model. The following assumptions were used:

Expected Volatility	64%
Risk-free interest rate	4.3%
Dividend yield	0%
Expected life	4.2	years

Option and SAR Exercises and Holdings

The following table sets forth the exercise of options and stock appreciation rights during 2005 by the Executive Officers and the number of options and stock appreciation rights and approximate values for in-the-money options and stock appreciation rights at December 31, 2005.

Aggregated Option/SAR Exercises in 2005 and

Year End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options/SARs at Year End (#)		Value of Unexercised In-The-Money Options/ SARs at Year End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
William M. Goodyear	66,666	1,386,652	315,250	44,374	5,501,504	358,425
Julie M. Howard	23,292	520,382	34,976	22,187	559,758	179,213
Ben W. Perks	50,000	1,098,738	98,750	18,541	1,710,400	179,213
Philip P. Steptoe	0	0	156,875	7,448	2,291,631	89,606

Employment Agreements

Effective January 1, 2003, the Company entered into an amended and restated employment agreement with its Chairman and Chief Executive Officer, Mr. Goodyear. The term of the employment agreement is indefinite. The employment agreement provides for an annual base salary, which is subject to adjustment from time to time, and does not limit Mr. Goodyear’s bonus. The employment agreement provides, among other things, that if the Company terminates the executive for other than good cause (as defined in the agreement) or Mr. Goodyear terminates his employment for good reason (as defined in the agreement), then the Company will pay to Mr. Goodyear an amount equal to the sum of two times his base salary and two times his average annual bonus for the immediately preceding three years. However, if Mr. Goodyear terminates his own employment other than for good reason, the Company would have no further obligation to Mr. Goodyear other than the obligation to pay him his base salary through the date of termination and any other compensation and benefits then due. In the event of Mr. Goodyear’s termination of employment following a change in control (as defined in the agreement) for any reason, the Company shall pay to Mr. Goodyear an amount equal to three times the sum of (a) his base salary and (b) his average annual bonus for the immediately preceding three years.

The employment agreement with Ms. Howard, our President and Chief Operating Officer, is for a rolling one-year period, such that the remainder of the term shall always be one full year, provides for an annual base salary, which is subject to adjustment from time to time, and an annual bonus opportunity. The employment agreement provides, among other things, that if the Company terminates Ms. Howard for other than cause (as defined in the agreement) or Ms. Howard terminates her employment for good reason (as defined in the agreement), then the Company will pay to Ms. Howard an amount equal to the sum of her base salary and the average of her annual bonus for the immediately preceding three years. However, if Ms. Howard terminates her own employment other than for good reason, the Company would have no further obligation to Ms. Howard other than the obligation to pay her base salary through the date of termination and any other compensation and benefits then due. The agreement also provides that if Ms. Howard’s employment is terminated for any reason during the one year period following a change in control (as defined in the agreement), or if such employment is terminated by Ms. Howard for any reason during the period beginning six months and ending twelve months following a change in control (as defined in the agreement), then the Company shall pay to Ms. Howard an amount equal to two times the sum of (a) her base salary and (b) her average annual bonus for the immediately preceding three years.

The employment agreement with Mr. Perks, our Executive Vice President and Chief Financial Officer, is for a rolling two-year period, such that the remainder of the term shall always be two full years, provides for an annual base salary, which is subject to adjustment from time to time, and an annual bonus opportunity. The employment agreement provides, among other things, that if the Company terminates Mr. Perks for other than cause (as defined in the agreement), or Mr. Perks terminates his employment for good reason (as defined in the agreement), then the Company will pay to Mr. Perks an amount equal to the sum of 1.5 times his base salary plus the annual bonus most recently paid to him and a pro rata bonus for the calendar year of termination. However, if Mr. Perks terminates his own employment other than for good reason, the Company would have no further obligation to Mr. Perks other than the obligation to pay his base salary through the date of termination and any other compensation and benefits then due. The agreement also provides that if Mr. Perks’ employment is terminated for any reason during the one year period following a change in control (as defined in the agreement) or if such employment is terminated by Mr. Perks for any reason during the period beginning six months and ending twelve months following a change in control (as defined in the agreement), then the Company shall pay to Mr. Perks an amount equal to two times the sum of (a) his base salary and (b) his average annual bonus for the immediately preceding three years.

The employment agreement with Mr. Steptoe, our Vice President, General Counsel and Secretary, is for a rolling one-year period, such that the remainder of the term shall always be one full year, provides for an annual base salary, which is subject to adjustment from time to time, and an annual bonus opportunity. The employment agreement provides, among other things, that if the Company terminates Mr. Steptoe for other than cause (as defined in the agreement) or Mr. Steptoe terminates his employment for good reason (as defined in the agreement), then the Company will pay to Mr. Steptoe an amount equal to the sum of his base salary and the average of his annual bonus for the immediately preceding three years. However, if Mr. Steptoe terminates his own employment other than for good reason, the Company would have no further obligation to Mr. Steptoe other than the obligation to pay him his base salary through the date of termination and any other compensation and benefits then due. The agreement also provides that if Mr. Steptoe’s employment is terminated for any reason during the one year period following a change in control (as defined in the agreement), or if such employment is terminated by Mr. Steptoe for any reason during the period beginning six months and ending twelve months following a change in control (as defined in the agreement), then the Company shall pay to Mr. Steptoe an amount equal to two times the sum of (a) his base salary and (b) his average annual bonus for the immediately preceding three years.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the number of outstanding options, warrants and rights granted to employees and Directors, as well as the number of securities remaining available for future issuance, under the Company’s compensation plans as of December 31, 2005.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders	2,138,166	$7.75	4,999,732
Equity compensation plans not approved by shareholders	251,049	$12.19	167,436
Total	2,389,215	$8.22	5,167,168

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS

AND PRINCIPAL HOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 13, 2006 by: (i) each of our Directors and nominees; (ii) each of the Executive Officers; (iii) all of our Directors and Executive Officers as a group and (iv) each person who beneficially owns more than 5% of the outstanding shares of our common stock, based on filings with the SEC. We believe that, except where noted otherwise, each person named below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such person, subject to community property laws where applicable. Except as noted below, the address of each person named below is in care of our principal executive offices.

	Shares Beneficially Owned (1)
Officers, Directors and 5% Shareholders	Number	Percent
FMR Corp. (2)	5,886,100	11.5
Westfield Capital Management Co. LLC (3)	2,946,963	5.7
William M. Goodyear (4)	778,846	1.5
Julie M. Howard (5)	130,969	*
Ben W. Perks (6)	169,640	*
Philip P. Steptoe (7)	235,500	*
Thomas A. Gildehaus (8)	52,722	*
Valerie B. Jarrett (9)	42,446	*
Peter B. Pond (10)	158,304	*
Samuel K. Skinner (11)	20,000	*
James R. Thompson (12)	145,840	*
All Directors and Executive Officers as a group (9 persons) (13)	10,567,330	20.6

*	Less than 1%
(1)	Applicable percentage of ownership as of March 13, 2006 is based upon approximately 51,386,000 shares of common stock outstanding. Beneficial ownership is a technical term determined in accordance with the rules of the SEC. Beneficial ownership generally means that a shareholder has sole or shared power to vote or dispose of the stock either directly or indirectly or the right to acquire the shares within 60 days.
(2)	Based on information provided in the Schedule 13G/A filed by FMR Corp. with the SEC on February 14, 2006. Of the 5,886,100 shares reported on the Schedule 13G/A, FMR Corp. reported sole voting power with respect to 1,384,400 shares and sole dispositive power with respect to all 5,886,100 shares. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109.
(3)	Based on information provided in the Schedule 13G filed by Westfield Capital Management Co. LLC with the SEC on February 10, 2006. Of the 2,946,963 shares reported on the Schedule 13G, Westfield reported sole voting power with respect to 1,958,763 shares and sole dispositive power with respect to all 2,946,963 shares. The address of Westfield Capital Management Co, LLC is Residence One Financial Center, Boston, MA 02111.
(4)	Includes 320,718 shares of common stock subject to options that are or become exercisable within 60 days of March 13, 2006.
(5)	Includes 37,710 shares of common stock subject to options that are or become exercisable within 60 days of March 13, 2006.
(6)	Includes 100,572 shares of common stock subject to options that are or become exercisable within 60 days of March 13, 2006.
(7)	Includes 157,330 shares of common stock subject to options that are or become exercisable within 60 days of March 13, 2006.
(8)	Includes 36,500 shares of common stock subject to options that are or become exercisable within 60 days of March 13, 2006.

(9)	Includes 34,186 shares of common stock subject to options that are or become exercisable within 60 days of March 13, 2006.
(10)	Includes 146,962 shares of common stock subject to options that are or become exercisable within 60 days of March 13, 2006.
(11)	Includes 6,500 shares of common stock subject to options that are or become exercisable within 60 days of March 13, 2006.
(12)	Includes 141,840 shares of common stock subject to options that are or become exercisable within 60 days of March 13, 2006.
(13)	Includes 982,318 shares of common stock subject to options that are or become exercisable within 60 days of March 13, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and any persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. To our knowledge and except as noted below, based solely on a review of the copies of such reports sent to us and representations received by our directors and officers, we believe that during the year ended December 31, 2005, our directors, executive officers and 10% shareholders complied with their Section 16(a) filing requirements except that each of Mr. Gildehaus and Governor Thompson had one late report relating to one transaction.

SHAREHOLDER PROPOSALS FOR THE 2006 PROXY STATEMENT

If you wish to submit a proposal to be included in the proxy statement for our Annual Meeting of Shareholders in 2007, you must submit the proposal in writing to the Secretary, Navigant Consulting, Inc., at 615 North Wabash Avenue, Chicago, Illinois 60611. We must receive a proposal by November 30, 2006 in order to consider it for inclusion in the proxy statement for the 2007 Annual Meeting of Shareholders.

In addition, our By-laws provide that for business to be properly brought before an Annual Meeting by a shareholder, the shareholder must deliver written notice to, or mail such written notice so that it is received by the Secretary of the Company at the principal executive offices of the Company, not less than one hundred twenty nor more than one hundred fifty days prior to the first anniversary of the date of our proxy statement released to shareholders in connection with the previous year’s election of directors or meeting of shareholders, except that if no annual meeting of shareholders or election by consent was held in the previous year, a proposal must be received by the Company within ten days after the Company has publicly disclosed the date of the meeting in the manner provided in our By-laws. Our By-laws provide that nominations by shareholders for persons for election as directors must be made by written notice delivered to, or mailed and received by the Secretary of the Company at the principal executive offices of the Company not less than one hundred twenty nor more than one hundred fifty days prior to the meeting, except that if the Company has not publicly disclosed in the manner provided in the By-laws the date of the meeting at least seventy days prior to the meeting date, notice may be given by a shareholder if received by the Secretary of the Company not later than the close of business on the tenth day following the day on which the Company publicly disclosed the meeting date. The By-laws contain provisions regarding information that must be set forth in the shareholder’s notice or otherwise provided in connection with shareholder nominations or other business to be brought by shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, the Company’s independent registered public accounting firm, audited our financial statements as of and for the year ended December 31, 2005. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2004 and 2005 and fees billed for other services rendered by KPMG LLP. The Audit Committee reviewed the provision of the services provided by KPMG LLP with respect to such fees and concluded that such services were compatible with maintaining KPMG LLP’s independence. The Audit Committee has authorized management to use, when appropriate, the Company’s independent registered public accounting firm for non-audit, tax-related services, provided the cost of such services does not exceed $25,000 per quarter.

	2004	2005
Audit fees	$905,000	$915,000
Audit-related fees (1)	$90,000	$98,000

Audit and audit-related fees	$995,000	$1,013,000
Tax fees (2)	$15,000	$7,000
All other fees	0	0

Total fees	$1,010,000	$1,020,000

(1)	Audit-related fees consist principally of fees for a report on the Company’s controls as a service organization under Statement on Auditing Standards No. 70, performed at the request of certain clients.
(2)	Tax fees consist of fees for tax consultation and tax compliance services.

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Shareholders will be asked to ratify the appointment by the Audit Committee of KPMG LLP as the Company’s independent registered public accounting firm for the year 2006, subject to the Audit Committee’s subsequent agreement with KPMG LLP regarding fees. Fee negotiations have not yet begun and the Audit Committee has no reason to expect that it will be unable to reach satisfactory agreement with KPMG LLP on this issue.

The Board of Directors and the Audit Committee recommend that shareholders vote “FOR” the ratification of the appointment of KPMG LLP.

Representatives from KPMG LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. The KPMG LLP representatives will be given an opportunity to make a statement if they desire.

OTHER INFORMATION

If you would like to contact the Company’s Presiding Director or the non-management Directors as a group, please write to:

Governor James R. Thompson

Winston & Strawn

35 W. Wacker Drive

Chicago, IL 60601

All communications will be reviewed by the Presiding Director, who will determine whether each communication will be distributed to all non-management Directors.

If you would like a copy of our Annual Report on Form 10-K that we filed with the SEC for the year ended December 31, 2005 (excluding exhibits), our corporate governance guidelines, board committee charters or our Code of Conduct, we will send you one without charge. Please write to:

Ms. Mary E. Rosinski

Investor Relations Senior Manager

Navigant Consulting, Inc.

615 North Wabash Avenue

Chicago, Illinois 60611

EXHIBIT A

NAVIGANT CONSULTING, INC.

EMPLOYEE STOCK PURCHASE PLAN

(EFFECTIVE JANUARY 1, 2007)

I. PURPOSE

The purpose of the Navigant Consulting, Inc. Employee Stock Purchase Plan is to provide eligible Employees of Navigant Consulting, Inc. and its Affiliates with an opportunity to acquire a proprietary interest in the Company through the purchase of Common Stock of the Company on a payroll deduction basis. It is believed that participation in the ownership of the Company will be to the mutual benefit of the eligible Employees and the Company. This Navigant Consulting, Inc. Employee Stock Purchase Plan, effective January 1, 2007 (the “Plan”), replaces the Navigant Consulting, Inc. Employee Stock Purchase Plan effective March 14, 1997 which terminates by its terms on March 14, 2007. It is intended that this Plan will constitute an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan will, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of Code Section 423.

II. DEFINITIONS

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Plan, have the following meanings. Wherever appropriate, words used in the singular will be deemed to include the plural and vice versa, and the masculine gender will be deemed to include the feminine gender.

(a) Account means the funds accumulated with respect to an Employee as a result of deductions from his paycheck for the purpose of purchasing Common Stock under the Plan. The funds allocated to an Employee’s Account will remain the property of the Employee at all times prior to the purchase of the Common Stock, but may be commingled with the assets of the Company and used for general corporate purposes. No interest will be paid or accrued on any funds accumulated in the Accounts of Employees.

(b) Affiliate means a corporation, as defined in Section 424(f) of the Code, that is a parent or subsidiary of the Company, direct or indirect.

(c) Board means the Board of Directors of the Company.

(d) Code means the Internal Revenue Code of 1986, as amended.

(e) Committee means the committee to which the Board delegates the power to act under or pursuant to the provisions of the Plan, or the Board if no committee is selected.

(f) Common Stock means the shares of common stock of the Company, $.001 par value.

(g) Company means Navigant Consulting, Inc., a Delaware corporation, and any successor thereto.

(h) Compensation means the compensation paid to an Employee by the Company during a payroll period for federal income tax purposes, as reported on an Employee’s Form W-2 (or comparable reporting form) for income tax withholding purposes.

(i) Effective Date means January 1, 2007, subject to the limitations of Section 16.

(j) Employee means any person who is employed by an Employer on a regular full-time basis. A person will be considered employed on a regular full-time basis if he is customarily employed for more than twenty (20) hours per week. For purposes of this definition of “Employee,” and notwithstanding any other provisions of the Plan to the contrary, individuals who the Company does not classify, in its discretion, as employees under Section 3121(d) of the Code (including, but not limited to, individuals the Company classifies as independent contractors and non-employee consultants) and individuals who the Company classifies, in its discretion, as employees of any entity other than the Company or an Affiliate do not meet the definition of “Employee” and are ineligible for benefits under the Plan, even if the Company’s classification is determined to be erroneous, or is revised retroactively. In the event the classification of an individual who is excluded from the definition of “Employee” under the preceding sentence is determined to be erroneous or is revised retroactively, the individual nonetheless shall continue to be excluded from the definition of “Employee” and to be ineligible for benefits for all periods prior to the date the Company determines its classification of the individual is erroneous or should be revised.

(k) Employer means the Company or an Affiliate that has adopted the Plan with the consent of the Board.

(l) Fair Market Value means the closing sales price of the Common Stock on the largest national securities exchange on which the Common Stock is listed at the time the Common Stock is to be valued. If the Common Stock is not then listed on any national securities exchange, fair market value will be the closing sales price, if it is reported, or if it is not, the mean between the closing “Bid” and the closing “Ask” prices, if any, as reported in the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) for the date of valuation, or if none, on the most recent trade date thirty days or less prior to the date of valuation for which those quotations are reported. If the Common Stock is not then listed on any national securities exchange or quoted in NASDAQ, the fair market value will be the mean between the average of the “Bid” and the average of the “Ask” prices, if any, as reported in the National Daily Quotation Service for the date of valuation, or, if none, for the most recent trade date thirty days or less prior to the date of valuation for which such quotations are reported. If the fair market value cannot be determined under the preceding three sentences, it will be determined in good faith by the Committee.

(m) Offering Date means the date on which the Committee grants Employees the option to purchase shares of Common Stock.

(n) Offering Period means the period between the Offering Date and the Purchase Date.

(o) Purchase Date means the date on which the Committee purchases the shares of Common Stock, which date will be the last day of an Offering Period.

(p) Participant means an Employee who elects to participate in the Plan, and whose participation has not yet ceased under Section 9.

(q) Plan means the Navigant Consulting, Inc. Employee Stock Purchase Plan.

III. ELIGIBILITY

All individuals who are Employees on the Effective Date, will be eligible to participate in the Plan on the Effective Date. Subject to the enrollment limitations of Section 6, each individual who becomes an Employee after the Effective Date will be eligible to participate on the Offering Date coincident with or next following the day the individual becomes an Employee.

IV. ADMINISTRATION

The Plan will be administered by the Committee, which must consist of at least two members of the Board. Subject to the provisions of the Plan, the Committee will be vested with full authority to make, administer, and interpret rules and regulations that it deems necessary to administer the Plan, and any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, and application of the Plan will be final, conclusive, and binding upon all Participants and upon any and all persons claiming under or through any Participant. Notwithstanding anything to the contrary in the Plan, the Committee will have the discretion to modify the terms of the Plan with respect to Participants who reside outside of the United States or who are employed by a subsidiary of the Company that has been formed under the laws of any foreign country, as and to the extent necessary to conform those terms to the requirements of local laws.

V. STOCK

(a) The Common Stock to be sold to Participants under the Plan may, at the election of the Company, be either treasury shares, shares acquired on the open market, or shares originally issued for sale under the Plan. The aggregate number of shares of Common Stock available for purchase under the Plan is 2,500,000 shares of Common Stock. Notwithstanding the foregoing, the aggregate number of shares of Common Stock available will be subject to adjustment upon changes in capitalization of the Company as provided in subparagraph (b) below. If the total number of shares that otherwise would have been acquired under the Plan on any Purchase Date exceeds the number of shares of Common Stock then available under the Plan, the Company will make a pro rata allocation of the shares remaining available in as nearly a uniform manner as is practicable and as it determines to be equitable. In such an event, the payroll deductions to be made pursuant to the Participants’ authorizations will be reduced accordingly, or refunded to the Participants, as the case may be, and the Company will give written notice of the reduction or refund to each affected Participant.

(b) In order to give effect to any mergers, consolidations, acquisitions, reorganizations, stock splits, stock dividends, or other relevant changes in the capitalization of the Company occurring after the Effective Date, the Committee will make appropriate adjustments in the aggregate number of shares of Common Stock available for purchase under the Plan. The establishment of the Plan will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell, or otherwise transfer all or any part of its business or assets. The Committee will have the sole discretion to make adjustments under this Section 5, and its decision will be binding and conclusive on all persons.

(c) A Participant will not have any interest in shares covered by his authorized payroll deduction until shares of Common Stock are acquired for his Account.

VI. PARTICIPATION

(a) Each Employee may become a Participant in the Plan by authorizing a payroll deduction on a form provided by the Committee. The authorization will become effective on the next Offering Date that is at least fifteen days after the date the Committee receives it; so long as the Employee is then still an Employee. Notwithstanding the foregoing, the Committee may adopt rules that permit certain Employees’ payroll deduction authorizations to become effective at a selected time or times during an Offering Period, so long as the Committee applies those rules uniformly to all similarly situated Employees.

(b) An Employee’s authorization for a payroll deduction will apply to each paycheck that he receives and will remain in effect until the Participant files a new authorization, withdraws from the Plan or otherwise becomes ineligible to participate in the Plan. Authorized payroll deductions may range from a minimum of one percent to a maximum of fifteen percent of the Participant’s Compensation. The Participant may, at any time during any Offering Period, reduce his rate of payroll deduction by filing an authorization form with the Committee, and the Participant may, at any time during any Offering Period, increase the rate of his payroll deduction by filing an authorization form with the Committee. New deduction rates will become effective as soon as practicable after the authorization form is filed with the Committee.

(c) All Compensation deductions made for a Participant will be credited to his Account. Except as may otherwise be provided by the Committee under Section 4, a Participant may not make any separate cash payment into his Account.

VII. PURCHASE OF SHARES

(a) On the date when a Participant’s authorization form for a deduction becomes effective, and on each Offering Date thereafter, he will be deemed to have been granted an option to purchase as many full shares of Common Stock as he will be able to purchase with the Compensation deductions credited to his Account during the payroll periods within the Offering Periods for which the Compensation deductions are made, subject to the limit set forth in Subsection (i) of Section 15. In addition, any cash dividends paid on shares of Common Stock held in the Participant’s Account will be added to the Account, and used to purchase Common Stock as otherwise provided in the Plan.

(b) The per share purchase price for the Common Stock to be purchased with payroll deductions from the Participant will equal eighty-five percent of Fair Market Value on the Purchase Date.

VIII. TIME OF PURCHASE

From time to time, the Committee will grant each Participant an option to purchase shares of Common Stock in an amount equal to the number of shares of Common Stock that the accumulated payroll deductions to be credited to his Account during the Offering Period may purchase at the applicable purchase price, subject to the limit set forth in Subsection (i) of Section 15. The Committee will specify the duration of each Offering Period, but in no event will an Offering Period be shorter than one month or longer than twenty-seven months. Each Participant who elects to purchase shares of Common Stock hereunder will be deemed to have exercised his option automatically on the Purchase Date that ends each Offering Period. The Company will pay administrative and commission costs on purchases. The Committee will cause to be delivered periodically to each Participant a statement showing the aggregate number of shares of Common Stock in his Account, the number of shares of Common Stock purchased for him in the preceding Offering Period, his aggregate Compensation deductions for the preceding Offering Period, the price per share paid for the shares of Common Stock purchased for him during the preceding Offering Period, and the amount of cash, if any, remaining in his Account at the end of the preceding Offering Period.

A Participant may request delivery to him of the cash in his Account or of the shares of Common Stock held in his Account at any time (subject to any limitations imposed by Section 16(b) of the Securities Exchange Act of 1934). The Company or its transfer agent will determine the regular time for delivery of any cash or shares of Common Stock. If a Participant requires delivery at a time other than the normal transfer date set by the Company or its transfer agent, the Participant will pay the costs of delivery. The Company will pay all of the cash deposits in a Participant’s Account promptly after the Company receives notice of withdrawal, without interest. Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, if the Participant so directs in writing to the Committee, in the name of the Participant and any person(s) designated by the Participant, to the extent permitted by applicable law, and delivered to the Participant as soon as practicable after the request for a withdrawal. If a Participant wishes to sell the shares of Common Stock in his Account, he may notify the Committee to sell them and distribute the proceeds to him, net of all commission costs incurred in connection with the sale of Common Stock. The Company will pay administrative costs associated the sale of Common Stock in a Participant’s Account, other than costs arising from a sale occurring at a time different from the prearranged dates set by the Company or its transfer agent for making a sale of Common Stock.

IX. CESSATION OF PARTICIPATION

A Participant may stop participating in the Plan at any time by notifying the Committee in writing of his intent to do so. The Company will distribute to the Participant all of his accumulated payroll deductions, without interest, as soon as practicable after the Committee receives notice of his intent to stop participating. No further Compensation deductions will be made on behalf of a Participant after the effective date of his cessation of participation, except in accordance with a new authorization form filed with the Committee as provided in Section 6. Notwithstanding anything herein contained to the contrary, if a Participant stops participating in the Plan, he will not be eligible to participate in the Plan again until the next Offering Date following the date his participation ceased.

X. INELIGIBILITY

An Employee must be employed by an Employer on the Purchase Date in order to participate in the purchase for that Offering Period. If an option expires without first having been exercised, all funds credited to the Participant’s Account will be refunded without interest. If a Participant becomes ineligible to participate in the Plan at any time, the Company will pay him, as soon as practicable, all Compensation deductions made on his behalf but not yet used to purchase shares of Common Stock. After ceasing participation in the Plan, a Participant may reenter the Plan no earlier than the Offering Date that is coincident with or next follows the date he is again eligible to participate in the Plan.

XI. DESIGNATION OF BENEFICIARY

A Participant may name a beneficiary or beneficiaries to receive any shares of Common Stock (or remaining Compensation deductions) credited to the Participant’s Account under the Plan at the Participant’s death. To name a beneficiary, a Participant must file the beneficiary designation form prescribed by the Committee with the Company, in the manner and at the time specified by the Committee. A Participant may change a beneficiary designation by filing a new one with the Committee. If one or more beneficiaries properly designated by the Participant are alive at the Participant’s death, the Company will pay any Common Stock and cash in the Participant’s Account at his death to that beneficiary or beneficiaries. If the Participant dies without having named a beneficiary, or if all the Participant’s beneficiaries predecease the Participant, the Company will pay any Common Stock and cash in the Participant’s Account at his death to the executor or administrator of the Participant’s estate, or if no executor or administrator has been appointed, the Company, in its sole discretion, may deliver the shares and cash to the Participant’s spouse or to any one or more dependents or relatives of the Participant, or to another person or persons the Company designates on behalf of the Participant’s estate.

XII. TRANSFERABILITY

Neither Compensation deductions credited to a Participant’s Account nor any rights with regard to Plan participation or the right to purchase shares of Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by a Participant other than by will or the laws of descent and distribution. Any attempted assignment, transfer, pledge, or other disposition will be void and without effect.

XIII. AMENDMENT OR TERMINATION

The Committee may, without further action on the part of the stockholders of the Company, at any time amend the Plan in any respect, or terminate the Plan, except that the Committee may not, without consent of the stockholders:

(a) permit the sale of more shares of Common Stock than are authorized under Section 5;

(b) change the class of Affiliates to whose Employees are eligible to participate in the Plan; or

(c) effect a change inconsistent with Section 423 of the Code or the regulations issued thereunder.

XIV. NOTICES

All notices or other communications by a Participant under or in connection with the Plan will be deemed to have been duly given when received in writing by the person designated by the Committee or when received in the form specified by the Committee at the location and by the person designated by the Committee for the receipt thereof.

XV. LIMITATIONS

Notwithstanding any other provisions of the Plan, the provisions of the following subsections will apply:

(a) The Company intends that this Plan will constitute an employee stock purchase plan within the meaning of Section 423 of the Code. Any provisions required to be included in the Plan under Section 423, and under regulations issued thereunder, are hereby included as though set forth in the Plan at length.

(b) No Employee will be entitled to participate in the Plan if, immediately after the grant of an option hereunder, the Employee would own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or an Affiliate. For purposes of this Section 15, stock ownership will be determined under the rules of Section 424(d) of the Code and stock that the Employee may purchase under outstanding options will be treated as stock owned by the Employee.

(c) No Employee will be permitted to purchase Common Stock hereunder if his right and option to purchase Common Stock under this Plan and under all other employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Affiliates would result in an entitlement to purchase Common Stock in any one calendar year in excess of a fair market value of $25,000 (determined at the time of grant).

(d) All Employees will have the same rights and privileges under the Plan, except that the amount of Common Stock that may be purchased pursuant to the Plan will bear a uniform relationship to an Employee’s Compensation. All rules and determinations of the Committee will be uniformly and consistently applied to all persons in similar circumstances.

(e) Nothing in the Plan will confer upon any Employee the right to continue in the employment of the Company or any Affiliate or affect the right that the Company or any Affiliate may have to terminate the employment of any Employee.

(f) No Participant will have any right as a stockholder unless and until certificates for shares of Common Stock are issued to him or allocated to his Account.

(g) The Plan is intended to provide shares of Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any Participant in the conduct of his own affairs. A Participant, therefore, may sell shares of Common Stock purchased under the Plan at any time he chooses, subject to compliance with any applicable federal or state securities laws or any applicable Company restriction periods. Notwithstanding the foregoing, because of certain federal tax requirements, each Participant agrees, by entering the Plan:

(i) promptly to give the Company notice of any shares of Common Stock disposed of within two years after the date of grant of the applicable option, or within one year after the Purchase Date, and the number of any shares disposed of (a “disqualifying disposition”);

(ii) that the Company may withhold, pursuant to Code §§3102, 3301, and 3402, from his wages and other cash compensation paid to him in all payroll periods following in the same calendar year, any additional taxes for which the Company may become liable in respect of amounts includable in his income as additional compensation as a result of a disqualifying disposition, or as a result of the acquisition of Common Stock under the Plan; and

(iii) that he will repay the Company the amount of additional taxes for which the Company may become liable in respect of amounts includable in the Participant’s income as additional compensation as a result of a disqualifying disposition, or as a result of the acquisition of Common Stock under the Plan, that cannot be satisfied by withholding from the wages and other cash compensation paid to him by the Company.

(h) This Plan is intended to comply in all respects with applicable law and regulations, including Rule 16b-3 of the Securities and Exchange Commission. In case any one or more provisions of this Plan is held invalid, illegal, or unenforceable in any respect under applicable law and regulation (including Rule 16b-3), the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired thereby and the invalid, illegal, or unenforceable provision will be deemed null and void. Notwithstanding the foregoing, to the extent permitted by law, any provision that could be deemed null and void will first be construed, interpreted, or revised retroactively to permit this Plan to be construed in compliance with all applicable law (including Rule 16b-3), so as to further the intent of this Plan. Notwithstanding anything herein to the contrary, if necessary to comply with the rules promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended from time to time, Participants who are officers and directors for purposes of that Section 16(b) and those rules will not be permitted to direct the sale of any Common Stock purchased hereunder until at least six months have elapsed from the date of a purchase hereunder, unless the Committee determines that the sale of the Common Stock otherwise satisfies the then current Rule 16b-3 requirements.

(i) Notwithstanding anything contained herein to the contrary, the maximum number of shares of Common Stock that may be purchased by any Employee during any Offering Period must not exceed 7,000, subject to adjustment in the manner described in Subsection (b) of Section 5. If the maximum number of shares of Common Stock is purchased by an Employee during any Offering Period and cash remains credited to the Employee’s Account, the cash will be delivered as soon as practicable to that Employee.

XVI. EFFECTIVE DATE AND APPROVALS

The Plan will become effective as of January 1, 2007, provided that the Plan has been adopted by the Board on or prior to such date. Notwithstanding the foregoing, the Plan must be approved by the holders of a majority of the outstanding shares of Common Stock of the Company, which approval must occur within twelve months before or after the date the Plan is adopted by the Board. In the event stockholder approval is not obtained, the Plan will terminate and have no further force or effect, and all amounts collected from the Participants during any initial Offering Period(s) hereunder will be refunded.

XVII. APPLICABLE LAW

All questions pertaining to the validity, construction, and administration of the Plan will be determined in conformity with the laws of Illinois, to the extent not inconsistent with Section 423 of the Code and the regulations thereunder.

Adopted the      day of                             , 2006.

C/O PROXY SERVICES

P.O. BOX 9142

FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Navigant Consulting, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Navigant Consulting, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

NAVGN1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NAVIGANT CONSULTING, INC.

Vote on Directors

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEM 1

1.	Proposal to elect (01) Thomas A. Gildehaus and (02) Peter B. Pond to the Board of Directors for a term of three years.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the nominee’s number on the line below.

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEM 2

2.	Proposal to approve a proposed new Employee Stock Purchase Plan to replace the Company’s current Employee Stock Purchase Plan, which is due to expire in 2007.

For	Against	Abstain
☐	☐	☐

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEM 3

3.	Proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company in 2006.

For	Against	Abstain
☐	☐	☐

Please indicate if you plan to attend this meeting

Yes	No
☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners) Date

NAVIGANT CONSULTING, INC.

Annual Meeting of Shareholders – May 3, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of Navigant Consulting, Inc., a Delaware Corporation, hereby acknowledge(s) receipt of the Proxy Statement dated March 30, 2006, and hereby appoint(s) Ben W. Perks and Philip Steptoe, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Navigant Consulting, Inc., to be held Wednesday, May 3, 2006 at 9:00 a.m., Central Time, at The Chicago Club, 81 E. Van Buren, Chicago, Illinois 60605, and at any adjournment or adjournments thereof, and to vote (including cumulatively, if required) all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY

IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)